[MULTIPLIER]   1,000

Part II.  Other information,   Item 6a.

Exhibit 12.1


                      CIRRUS LOGIC, INC.
   STATEMENT REGARDING COMPUTATION OF EARNINGS TO FIXED CHARGES
    (in thousands, except ratio of earnings to fixed charges)


                                                       Two Quarters Ended
                                                       Sept. 26,      Sept. 27,
                                                         1998           1997
                                                       ---------      ---------
Income (loss) before income taxes                      ($73,795)       $16,311

Fixed Charges (1)                                        13,218         16,424
                                                       ---------      ---------
Total earnings and fixed charges                       ($60,577)       $32,735

Fixed Charges (1)                                        13,218         16,424

Ratio of earnings to fixed charges (2)                      N/A           2.0x
                                                       =========      =========
ADJUSTED FOR MiCRUS AND CIRENT FIXED CHARGES:

Fixed Charges (3)                                        27,360         31,684

Ratio of earnings to fixed charges (4)                      N/A           1.0x
                                                       =========      =========


(1) Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.
(2) Earnings were inadequate to cover fixed charges for the two quarters ended September 26, 1998 by approximately $73.8 million.
(3) Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs, portion of rental expense under operating leases deemed by the Company to be representative of the interest factor, interest on capitalized leases and the interest factor associated with operating leases of the Company's MiCRUS and Cirent joint ventures.
(4) Earnings would have been inadequate to cover fixed charges for the two quarters ended September 26, 1998 by approximately $87.9 million.

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